Filed pursuant to Rule 424(b)(3)
File No. 333-202279

GRANT PARK FUTURES FUND
LIMITED PARTNERSHIP

________________________________________________

Supplement dated July 1, 2015
to
Prospectus and Disclosure Document
dated April 24, 2015
________________________________________________

THIS SUPPLEMENT CONTAINS INFORMATION WHICH AMENDS, SUPPLEMENTS OR MODIFIES CERTAIN INFORMATION CONTAINED IN THE PROSPECTUS AND DISCLOSURE DOCUMENT OF THE GRANT PARK FUTURES FUND LIMITED PARTNERSHIP DATED APRIL 24, 2015, AND SHOULD BE READ TOGETHER THEREWITH.

YOU SHOULD CAREFULLY CONSIDER THE “RISK FACTORS” BEGINNING ON PAGE 20 OF THE PROSPECTUS BEFORE YOU DECIDE TO INVEST.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

THE COMMODITY FUTURES TRADING COMMISSION HAS NOT PASSED UPON THE MERITS OF PARTICIPATING IN THIS POOL NOR HAS THE COMMISSION PASSED ON THE ADEQUACY OR ACCURACY OF THIS DISCLOSURE DOCUMENT SUPPLEMENT.

SUMMARY

This supplement revises and replaces the second paragraph on page 1 of the Prospectus under the heading “SUMMARY—Grant Park” in its entirety as follows:

          Grant Park invests the assets of each class of the fund in various trading companies which (i) enter into advisory agreements with the independent commodity trading advisors retained by the general partner; (ii) enter into swap transactions or derivative instruments tied to the performance of such trading advisors; and/or (iii) allocate assets to Grant Park’s cash management trading company.  Grant Park’s general partner, commodity pool operator and sponsor is Dearborn Capital Management, L.L.C., an Illinois limited liability company. The manager of Dearborn Capital Management, L.L.C. is David M. Kavanagh, its President.

This supplement revises and replaces the second paragraph on page 1 of the Prospectus under the heading “SUMMARY—The Offered Units” in its entirety as follows:

           Proceeds from investments in the offered units are traded through different commodity trading advisors or through swap transactions based on reference programs of such advisors retained or selected by the general partner with respect to each class of units. Each of the trading advisors employs technical and trend-following trading strategies through proprietary trading programs in an effort to achieve capital appreciation while controlling risk and volatility. The general partner may, in its sole discretion, reallocate assets among the trading advisors either directly or through swap transactions upon termination of a trading advisor or retention of any new trading advisors, or at the commencement of any month. Consequently, the current apportionments are subject to change.

This supplement revises and replaces the third paragraph on page 2 of the Prospectus under the heading “SUMMARY—Legacy 1 Class and Legacy 2 Class Units” in its entirety as follows:

As of July 1, 2015, through their respective trading companies, each of Rabar Market Research, Inc., or Rabar, EMC Capital Advisors LLC, or EMC, Winton Capital Management Limited, or Winton, Transtrend B.V., or Transtrend, Amplitude Capital International Limited, or Amplitude, Lynx Asset Management AB, or Lynx, Quantica Capital AG, or Quantica, Revolution Capital Management LLC, or RCM, and H2O Asset Management LLP, or H2O serve as Grant Park’s commodity trading advisors with respect to the Legacy 1 Class and Legacy 2 Class units. The trading advisors and their respective asset allocations with respect to the Legacy 1 Class and Legacy 2 Class units are the same as with respect to the fund’s Class A and Class B units. With respect to the Class A and Class B units and the Legacy 1 Class and Legacy 2 Class, each of Amplitude, Transtrend, Winton, Rabar, EMC, Lynx, Quantica, RCM and H2O manage between 5% and 25% of Grant Park’s net assets.

This supplement revises and replaces the fourth paragraph on page 2 of the Prospectus under the heading “SUMMARY—Global 1 Class, Global 2 Class and Global 3 Class” in its entirety as follows:

As of July 1, 2015, through their respective trading companies, each of Rabar, EMC, Winton, Transtrend, Amplitude, Lynx, Quantica, RCM and H2O serve as Grant Park’s commodity trading advisors with respect to the Global 1 Class, Global 2 Class and Global 3 Class units. With respect to the Global 1 Class, Global 2 Class and Global 3 Class units, each of Rabar, EMC, Winton, Transtrend, Amplitude, Lynx, Quantica, RCM and H2O manage between 5% and 25% of Grant Park’s net assets.

This supplement revises and replaces the text on pages 3 of the Prospectus under the heading “SUMMARY—Breakeven Amounts for Each Class of Units” in its entirety as follows:

The following summarizes the approximate dollar returns and percentage returns required for the redemption value of a hypothetical $1,000 initial investment in offered units to equal the amount invested 12 months after the investment was made. The break-even summary for the Global 3 Class units shows the amount required to “break-even” both with and without an early redemption fee which, for purposes of this summary, the highest early redemption fee has been presented to approximate the effect that payment of an early redemption fee will have on a redemption of such units during the first year of investment.

•	Legacy 1 Class: 4.52% (or $45.23).

•	Legacy 2 Class: 4.80% (or $47.96).

•	Global 1 Class: 3.92% (or $39.22).

•	Global 2 Class: 4.20% (or $41.95).

•	Global 3 Class: 6.11% (or $61.09) without highest early redemption fee, or 7.61% (or $76.09) with highest early redemption fee.

See “Summary – Breakeven Analysis” beginning on page 12 for detailed breakeven analysis of the offered units.

This supplement revises and replaces the second paragraph on page 5 of the Prospectus under the heading “SUMMARY—Plan of Distribution—What is the difference between Legacy 1 Class, the Legacy 2 Class, the Global 1 Class, the Global 2 Class and the Global 3 Class Units” in its entirety as follows:

The trading advisors or swap transactions based on reference programs of such advisors for the Legacy 1 Class and Legacy 2 Class units are Rabar, EMC, Winton, Transtrend, Amplitude, Lynx, Quantica, RCM and H2O. The trading advisors, asset allocations and trading philosophy with respect to the Legacy 1 Class and Legacy 2 Class units are the same as those utilized for Grant Park’s Class A and Class B units. The trading advisors or swap transactions based on reference programs of such advisors for the Global 1 Class, Global 2 Class and Global 3 Class units are Rabar, EMC, Winton, Transtrend, Amplitude, Lynx, Quantica, RCM and H2O. The investment process is uniquely managed for each class of units.

This supplement revises and replaces the first and second paragraphs on page 8-9 of the Prospectus under the heading “SUMMARY—The Trading Advisors” in its entirety as follows:

As of July 1, 2015, Grant Park trades through its nine professional commodity trading advisors or through swap transactions based on reference programs of such advisors: Rabar Market Research, Inc., EMC Capital Advisors LLC, Winton Capital Management Limited, Transtrend B.V., Amplitude Capital International Limited, Lynx Asset Management AB, Quantica Capital AG, Revolution Capital Management LLC and H2O Asset Management, LLP.  Each of the trading advisors that receives a direct allocation from Grant Park is registered as a commodity trading advisor under the Commodity Exchange Act and is a member of the NFA. The general partner may terminate or replace any or all of the trading advisors or swap transactions based on reference programs of such advisors, or add additional trading advisors, at any time in its sole discretion.

Rabar Market Research, Inc. is located at 10 Bank Street, Suite 830, White Plains, New York 10606, and its telephone number is (914) 682-8363. EMC Capital Advisors, LLC is located at 2201 Waukegan Road, Suite W240, Bannockburn, Illinois 60015, and its telephone number is (847) 267-8700. Winton Capital Management Limited is located at Grove House, 27 Hammersmith Grove, London, W6 ONE, England, and its telephone number is

+44-20-8576-5800. Transtrend B.V. is located at Weena 723, Unit C5.070, 3013 AM Rotterdam, The Netherlands and its telephone number is +31-10-453-6500. Amplitude Capital International Limited is located at Highwater, Grand Pavilion Commercial Centre, 1st Floor, 802 West Bay Road, P.O. Box 31855, KY1 1203 Cayman Islands, and its telephone number is (345) 943-2295. Lynx Asset Management AB is located at Norrmalmstorg 12, Box 7060, Stockholm, Sweden, SE-103 86 and its telephone number is +46-8-663-3360. Quantica Capital AG is located at Freier Platz 10, Schaffhausen, CH-8200, Switzerland, and its telephone number is +41-52-630-00-70. Revolution Capital Management LLC is located at 520 Zang Street, Suite 209, Broomfield, Colorado 80021, and its telephone number is (720) 496-0940. H2O Asset Management, LLP is located at 10 Old Burlington Street, London W1S 3AG, and its telephone number is +44-207-292-1613

This supplement removes the first paragraph on page 9 of the Prospectus under the heading “SUMMARY—The Clearing Brokers” in its entirety.

This supplement revises and replaces the third paragraph on page 10 of the Prospectus under the heading “SUMMARY—Fees and Expenses” in its entirety as follows:

           The general partner pays from the brokerage charge all clearing, execution and give-up, floor brokerage, exchange, and NFA fees, any other transaction costs, selling agent compensation, selling agent administration fees, and consulting fees to the trading advisors.  Transaction costs and consulting fees are taken into account by the swap counterparty in determining the net amount Grant Park receives or pays in connection with swap transactions or derivative instruments, but such costs or fees are not directly charged to Grant Park or any of its trading companies.  The general partner will reduce (but not below zero) the brokerage charge by the amount of such costs and fees.  Payments to the clearing brokers will be based upon a specified amount per round-turn for each futures transaction executed on behalf of Grant Park. A round-turn is both the purchase and sale of a futures contract. The all-inclusive payments to the clearing brokers are expected to be between $5.00 and $10.00 per round-turn transaction. The amounts paid to selling agents, trading advisors or others may be based upon a specified percentage of net asset value or round-turn transactions of the units. The balance of the brokerage charge not paid out to other parties is retained by the general partner as payment for its services to Grant Park. The amount retained by the general partner varies based on allocations to the trading advisors and has ranged from approximately 1.20% to 3.24% in the past.

This supplement revises and replaces the paragraph titled, “Incentive Fees,” on page 11 of the Prospectus under the heading “SUMMARY—Fees and Expenses—Incentive Fees” in its entirety as follows:

Incentive Fees—Grant Park currently pays each trading advisor a quarterly or semi-annual incentive fee based on any new trading profits achieved on the trading advisor’s allocated net assets at the end of each calendar quarter.  An incentive fee embedded in a swap transaction or derivative instrument is taken into account in determining any net amount Grant Park receives in connection with such swap transaction or derivative instrument.  Grant Park is not charged such fee directly.  As of the date of this supplement, the incentive fee embedded in one swap transaction in which Grant Park beneficially participates is 20% of trading profits earned by the relevant reference program.  Generally, new trading profits means the net increase in trading profits, realized and unrealized, experienced by the trading advisor on its allocated net assets from the most recent prior period in which an incentive fee was paid to the trading advisor, or if an incentive fee has yet to be paid to that trading advisor, the trading advisor’s initial allocation of net assets. Currently, the incentive fees payable to each of Grant Park’s trading advisors that are allocated 10% or more of Grant Park’s assets are as follows: 22.5% to EMC, 23.0% to Lynx , 20.0% to Quantica, 20% to Rabar, 20% to RCM and 20% to Winton. Grant Park pays incentive fees directly or through swap transactions ranging between 20% and 24.5% to each of Amplitude, H2O  and Transtrend. The method of calculating new trading profits on the allocated net assets of each trading advisor is described in “FEES AND EXPENSES—Fees and Expenses Paid by Grant Park—Incentive Fees.”

This supplement revises and replaces the Breakeven Analysis tables on page 12-17 of the Prospectus under the heading “SUMMARY—Breakeven Analysis” in its entirety as follows:

Legacy 1 Class Breakeven Analysis

Legacy 1 Class Units

Assumed initial selling price per unit(1)	$1,000.00
Trading advisors’ incentive fees(2)	$1.73
Brokerage charge(3) (4.50%)	$45.00
Operating expenses(4) (0.25%)	$2.50
Offering expenses(5) (0.30%)	$3.00
Interest income(6) (0.70%)	$(7.00)
Amount of trading income required for the redemption value at the end of one year to equal the initial selling price of the unit	$45.23
Percentage of initial selling price per Legacy 1 Class unit	4.52%

(1) The minimum investment required to invest in the Legacy 1 Class units is $10,000. For ease of comparability, $1,000 will be deemed to be the assumed selling price per unit of a Legacy 1 Class unit, and, as described below, a Legacy 2 Class unit, a Global 1 Class unit, a Global 2 Class unit and a Global 3 Class unit, for purposes of the breakeven analysis.

(2) Reflects incentive fees payable directly or through swap transactions to Amplitude, EMC, Rabar, Winton, Transtrend, Lynx, Quantica, RCM and H2O assuming they manage between 5% and 25% of invested assets and assuming each of the advisors have equivalent performance returns for the 12-month period. Any incentive fee embedded in a swap transaction or derivative instrument is taken into account in determining any net amount Grant Park receives in connection with such swap transaction or derivative instrument.  Grant Park is not charged such fee directly.  As of the date of this supplement, the incentive fee embedded in one swap transaction in which Grant Park beneficially participates is 20% of trading profits earned by the relevant reference program.  Actual incentive fees are calculated quarterly or semi-annually on the basis of each trading advisor’s individual performance, not the overall performance of Grant Park or the Legacy 1 Class units. Because incentive fees payable to certain of these trading advisors are calculated on the basis of trading profits realized on the assets they manage after deduction for the allocable portion of only certain expenses charged to Grant Park, these advisors would receive an incentive fee before Grant Park has recouped all expenses and reaches the “break-even” level. Incentive fees payable to certain other of these trading advisors are calculated after deduction for the allocable portion of expenses charged to Grant Park. These advisors would not receive an incentive fee before Grant Park has recouped all expenses.

(3) The brokerage charge is paid to the general partner on a monthly basis. As of the date of this supplement, the brokerage charge for the Legacy 1 Class units equals 0.3750% per month, a rate of 4.50% annually, of such units’ month-end adjusted net assets. Out of this amount, the general partner pays all clearing, execution and give-up, floor brokerage, exchange and NFA fees, any other transaction costs, selling agent compensation, selling agent service fees and consulting fees to the trading advisors. Transaction costs and consulting fees are taken into account in determining the net amount Grant Park receives or pays in connection with swap transactions or derivative instruments, but such costs or fees are not directly charged to Grant Park or any of its trading companies.  The general partner will reduce (but not below zero) the brokerage charge by the amount of such costs and fees.  Legacy 1 Class units may pay a fee to a counterparty in respect of any swap transaction or derivative instrument of up to 0.50% of the notional amount of such swap transaction or derivative instrument.  The general partner retains the balance from the brokerage charge as payment for its services to Grant Park. Bid-ask spreads on Grant Park’s forward and other non-exchange traded contracts are not included in this break-even table due to the difficulty of determining those spreads.

(4) Grant Park is responsible for ongoing operating expenses, up to an amount not to exceed 0.25% of Grant Park’s average net assets per year. This amount is used for purposes of this breakeven analysis.

(5) Grant Park’s organization and offering expenses are paid by the general partner and then reimbursed to the general partner by Grant Park. To pay this reimbursement, as of the date of this supplement, Legacy 1 Class units are assessed at an annual rate of 30 basis points (0.30%) of adjusted net assets, calculated and payable monthly on the basis of month-end adjusted net assets of the applicable class.

(6) Grant Park is credited with interest income received on free cash balances. The amount of interest income will vary from time to time. Interest is estimated for these purposes at a rate of 0.70% per year.

Legacy 2 Class Breakeven Analysis

Legacy 2 Class Units

Assumed initial selling price per unit(1)	$1,000.00
Trading advisors’ incentive fees(2)	$1.96
Brokerage charge(3) (4.75%)	$47.50
Operating expenses(4) (0.25%)	$2.50
Offering expenses(5) (0.30%)	$3.00
Interest income(6) (0.70%)	$(7.00)
Amount of trading income required for the redemption value at the end of one year to equal the initial selling price of the unit	$47.96
Percentage of initial selling price per Legacy 2 Class unit	4.80%

(1) The minimum investment required to invest in the Legacy 2 Class units is $10,000. For ease of comparability, $1,000 will be deemed to be the assumed selling price per unit of a Legacy 2 Class unit, and, as described above, a Legacy 1 Class unit, and, as described below, a Global 1 Class unit, a Global 2 Class unit and a Global 3 Class unit, for purposes of the breakeven analysis.

(2) Reflects incentive fees payable directly or through swap transactions to Amplitude, EMC, Rabar, Winton, Transtrend, Lynx, Quantica, RCM and H2O assuming they manage between 5% and 25% of invested assets and assuming each of the advisors have equivalent performance returns for the 12-month period.  An incentive fee embedded in a swap transaction or derivative instrument is taken into account in determining any net amount Grant Park receives in connection with such swap transaction or derivative instrument.  Grant Park is not charged such fee directly.  As of the date of this supplement, the incentive fee embedded in one swap transaction in which Grant Park beneficially participates is 20% of trading profits earned by the relevant reference program. Actual incentive fees are calculated quarterly or semi-annually on the basis of each trading advisor’s individual performance, not the overall performance of Grant Park or the Legacy 2 Class units. Because incentive fees payable to certain of these trading advisors are calculated on the basis of trading profits realized on the assets they manage after deduction for the allocable portion of only certain expenses charged to Grant Park, these advisors would receive an incentive fee before Grant Park has recouped all expenses and reaches the “break-even” level. Incentive fees payable to certain other of these trading advisors are calculated after deduction for the allocable portion of expenses charged to Grant Park. These advisors would not receive an incentive fee before Grant Park has recouped all expenses.

(3) The brokerage charge is paid to the general partner on a monthly basis. As of the date of this supplement, the brokerage charge for the Legacy 2 Class units equals 0.3958% per month, a rate of 4.75% annually, of such units’ month-end adjusted net assets. Out of this amount, the general partner pays all clearing, execution and give-up, floor brokerage, exchange and NFA fees, any other transaction costs, selling agent compensation, selling agent service fees and consulting fees to the trading advisors. Transaction costs and consulting fees are taken into account in determining the net amount Grant Park receives or pays in connection with swap transactions or derivative instruments, but such costs or fees are not directly charged to Grant Park or any of its trading companies.  The general partner will reduce (but not below zero) the brokerage charge by the amount of such costs and fees.  Legacy 2 Class units may pay a fee to a counterparty in respect of any swap transaction or derivative instrument of up to 0.50% of the notional amount of such swap transaction or derivative instrument.  The general partner retains the balance from the brokerage charge as payment for its services to Grant Park. Bid-ask spreads on Grant Park’s forward and other non-exchange traded contracts are not included in this break-even table due to the difficulty of determining those spreads.

(4) Grant Park is responsible for ongoing operating expenses, up to an amount not to exceed 0.25% of Grant Park’s average net assets per year. This amount is used for purposes of this breakeven analysis.

(5) Grant Park’s organization and offering expenses are paid by the general partner and then reimbursed to the general partner by Grant Park. To pay this reimbursement, as of the date of this supplement, Legacy 2 Class units are assessed at an annual rate of 30 basis points (0.30%) of adjusted net assets, calculated and payable monthly on the basis of month-end adjusted net assets of the applicable class.

(6) Grant Park is credited with interest income received on free cash balances. The amount of interest income will vary from time to time. Interest is estimated for these purposes at a rate of 0.70% per year.

Global 1 Class Breakeven Analysis

Global 1 Class Units

Assumed initial selling price per unit(1)	$1,000.00
Trading advisors’ incentive fees(2)	$1.22
Brokerage charge(3) (3.95%)	$39.50
Operating expenses(4) (0.25%)	$2.50
Offering expenses(5) (0.30%)	$3.00
Interest income(6) (0.70%)	$(7.00)
Amount of trading income required for the redemption value at the end of one year to equal the initial selling price of the unit	$39.22
Percentage of initial selling price per Global 1 Class unit	3.92%

(1) The minimum investment required to invest in the Global 1 Class units is $5,000. For ease of comparability, $1,000 will be deemed to be the assumed selling price per unit of a Global 1 Class unit, and, as described above, a Legacy 1 Class unit and a Legacy 2 Class unit, and, as described below, a Global 2 Class unit and a Global 3 Class unit, for purposes of the breakeven analysis.

(2) Reflects incentive fees payable directly or through swap transactions to Amplitude, EMC, Rabar, Winton, Transtrend, Lynx, Quantica, RCM and H2O assuming they manage between 5% and 25% of invested assets and assuming each of the advisors have equivalent performance returns for the 12-month period.  An incentive fee embedded in a swap transaction or derivative instrument is taken into account in determining any net amount Grant Park receives in connection with such swap transaction or derivative instrument.  Grant Park is not charged such fee directly.  As of the date of this supplement, the incentive fee embedded in one swap transaction in which Grant Park beneficially participates is 20% of trading profits earned by the relevant reference program. Actual incentive fees are calculated quarterly or semi-annually on the basis of each trading advisor’s individual performance, not the overall performance of Grant Park or the Global 1 Class units. Because incentive fees payable to certain of these trading advisors are calculated on the basis of trading profits realized on the assets they manage after deduction for the allocable portion of only certain expenses charged to Grant Park, these advisors would receive an incentive fee before Grant Park has recouped all expenses and reaches the “break-even” level. Incentive fees payable to certain other of these trading advisors are calculated after deduction for the allocable portion of expenses charged to Grant Park. These advisors would not receive an incentive fee before Grant Park has recouped all expenses.

(3) The brokerage charge is paid to the general partner on a monthly basis. As of the date of this supplement, the brokerage charge for the Global 1 Class units equals 0.3292% per month, a rate of 3.95% annually, of such units’ month-end adjusted net assets. Out of this amount, the general partner pays all clearing, execution and give-up, floor brokerage, exchange and NFA fees, any other transaction costs, selling agent compensation, selling agent service fees and consulting fees to the trading advisors. Transaction costs and consulting fees are taken into account in determining the net amount Grant Park receives or pays in connection with swap transactions or derivative instruments, but such costs or fees are not directly charged to Grant Park or any of its trading companies.  The general partner will reduce (but not below zero) the brokerage charge by the amount of such costs and fees.  Global 1 Class units may pay a fee to a counterparty in respect of any swap transaction or derivative instrument of up to 0.50% of the notional amount of such swap transaction or derivative instrument.  The general partner retains the balance from the brokerage charge as payment for its services to Grant Park. Bid-ask spreads on Grant Park’s forward and other non-exchange traded contracts are not included in this break-even table due to the difficulty of determining those spreads.

(4) Grant Park is responsible for ongoing operating expenses, up to an amount not to exceed 0.25% of Grant Park’s average net assets per year. This amount is used for purposes of this breakeven analysis.

(5) Grant Park’s organization and offering expenses are paid by the general partner and then reimbursed to the general partner by Grant Park. To pay this reimbursement, as of the date of this supplement, Global 1 Class units are assessed at an annual rate of 30 basis points (0.30%) of adjusted net assets, calculated and payable monthly on the basis of month-end adjusted net assets of the applicable class.

(6) Grant Park is credited with interest income received on free cash balances. The amount of interest income will vary from time to time. Interest is estimated for these purposes at a rate of 0.70% per year.

Global 2 Class Breakeven Analysis

Global 2 Class Units

Assumed initial selling price per unit(1)	$1,000.00
Trading advisors’ incentive fees(2)	$1.45
Brokerage charge(3) (4.20%)	$42.00
Operating expenses(4) (0.25%)	$2.50
Offering expenses(5) (0.30%)	$3.00
Interest income(6) (0.70%)	$(7.00)
Amount of trading income required for the redemption value at the end of one year to equal the initial selling price of the unit	$41.95
Percentage of initial selling price per Global 2 Class unit	4.20%

(1) The minimum investment required to invest in the Global 2 Class units is $5,000. For ease of comparability, $1,000 will be deemed to be the assumed selling price per unit of a Global 2 Class unit, and, as described above, a Legacy 1 Class unit, a Legacy 2 Class unit and a Global 1 Class unit, and, as described below, a Global 3 Class unit, for purposes of the breakeven analysis.

(2) Reflects incentive fees payable directly or through swap transactions to Amplitude, EMC, Rabar, Winton, Transtrend, Lynx, Quantica, RCM and H2O assuming they manage between 5% and 25% of invested assets and assuming each of the advisors have equivalent performance returns for the 12-month period.  An incentive fee embedded in a swap transaction or derivative instrument is taken into account in determining any net amount Grant Park receives in connection with such swap transaction or derivative instrument.  Grant Park is not charged such fee directly.  As of the date of this supplement, the incentive fee embedded in one swap transaction in which Grant Park beneficially participates is 20% of trading profits earned by the relevant reference program. Actual incentive fees are calculated quarterly or semi-annually on the basis of each trading advisor’s individual performance, not the overall performance of Grant Park or the Global 2 Class units. Because incentive fees payable to certain of these trading advisors are calculated on the basis of trading profits realized on the assets they manage after deduction for the allocable portion of only certain expenses charged to Grant Park, these advisors would receive an incentive fee before Grant Park has recouped all expenses and reaches the “break-even” level. Incentive fees payable to certain other of these trading advisors are calculated after deduction for the allocable portion of expenses charged to Grant Park. These advisors would not receive an incentive fee before Grant Park has recouped all expenses.

(3) The brokerage charge is paid to the general partner on a monthly basis. As of the date of this supplement, the brokerage charge for the Global 2 Class units equals 0.3500% per month, a rate of 4.20% annually, of such units’ month-end adjusted net assets. Out of this amount, the general partner pays all clearing, execution and give-up, floor brokerage, exchange and NFA fees, any other transaction costs, selling agent compensation, selling agent service fees and consulting fees to the trading advisors. Transaction costs and consulting fees are taken into account in determining the net amount Grant Park receives or pays in connection with swap transactions or derivative instruments, but such costs or fees are not directly charged to Grant Park or any of its trading companies. The general partner will reduce (but not below zero) the brokerage charge by the amount of such costs and fees.  Global 2 Class units may pay a fee to a counterparty in respect of any swap transaction or derivative instrument of up to 0.50% of the notional amount of such swap transaction or derivative instrument.    The general partner retains the balance from the brokerage charge as payment for its services to Grant Park. Bid-ask spreads on Grant Park’s forward and other non-exchange traded contracts are not included in this break-even table due to the difficulty of determining those spreads.

(4) Grant Park is responsible for ongoing operating expenses, up to an amount not to exceed 0.25% of Grant Park’s average net assets per year. This amount is used for purposes of this breakeven analysis.

(5) Grant Park’s organization and offering expenses are paid by the general partner and then reimbursed to the general partner by Grant Park. To pay this reimbursement, as of the date of this supplement, Global 2 Class units are assessed at an annual rate of 30 basis points (0.30%) of adjusted net assets, calculated and payable monthly on the basis of month-end adjusted net assets of the applicable class.

(6) Grant Park is credited with interest income received on free cash balances. The amount of interest income will vary from time to time. Interest is estimated for these purposes at a rate of 0.70% per year.

Global 3 Class Breakeven Analysis

Global 3 Class Units

Assumed initial selling price per unit(1)	$1,000.00
Trading advisors’ incentive fees(2)	$3.09
Brokerage charge(3) (5.95%)	$59.50
Operating expenses(4) (0.25%)	$2.50
Offering expenses(5) (0.30%)	$3.00
Interest income(6) (0.70%)	$(7.00)

Amount of trading income required for the redemption value at the end of one year to equal the initial selling price of the unit, without early redemption fee	$61.09

Percentage of initial selling price per unit, without early redemption fee	6.11%
Early redemption fee(7) (1.50%)	$15.00

Amount of trading income required for the redemption value at the end of one year to equal the initial selling price per Global 3 Class unit, with the highest early redemption fee	$76.09

Percentage of initial selling price per Global 3 Class unit, with the highest early redemption fee	7.61%

(1) The minimum investment required to invest in the Global 3 Class units is $5,000. For ease of comparability, $1,000 will be deemed to be the assumed selling price per unit of a Global 3 Class unit, and, as described above, a Legacy 1 Class unit, a Legacy 2 Class unit and a Global 1 Class unit, and a Global 2 Class unit, for purposes of the breakeven analysis.

(2) Reflects incentive fees payable directly or through swap transactions to Amplitude, EMC, Rabar, Winton, Transtrend, Lynx, Quantica, RCM and H2O assuming they manage between 5% and 25% of invested assets and assuming each of the advisors have equivalent performance returns for the 12-month period.  An incentive fee embedded in a swap transaction or derivative instrument is taken into account in determining any net amount Grant Park receives in connection with such swap transaction or derivative instrument.  Grant Park is not charged such fee directly.  As of the date of this supplement, the incentive fee embedded in one swap transaction in which Grant Park beneficially participates is 20% of trading profits earned by the relevant reference program. Actual incentive fees are calculated quarterly or semi-annually on the basis of each trading advisor’s individual performance, not the overall performance of Grant Park or the Global 3 Class units. Because incentive fees payable to certain of these trading advisors are calculated on the basis of trading profits realized on the assets they manage after deduction for the allocable portion of only certain expenses charged to Grant Park, these advisors would receive an incentive fee before Grant Park has recouped all expenses and reaches the “break-even” level. Incentive fees payable to certain other of these trading advisors are calculated after deduction for the allocable portion of expenses charged to Grant Park. These advisors would not receive an incentive fee before Grant Park has recouped all expenses.

(3) The brokerage charge is paid to the general partner on a monthly basis. As of the date of this supplement, the brokerage charge for the Global 3 Class units equals 0.4958% per month, a rate of 5.95% annually, of such units’ month-end adjusted net assets. Out of this amount, the general partner pays all clearing, execution and give-up, floor brokerage, exchange and NFA fees, any other transaction costs, selling agent compensation, selling agent service fees and consulting fees to the trading advisors. Transaction costs and consulting fees are taken into account in determining the net amount Grant Park receives or pays in connection with swap transactions or derivative instruments, but such costs or fees are not directly charged to Grant Park or any of its trading companies.  The general partner will reduce (but not below zero) the brokerage charge by the amount of such costs and fees.  Global 3 Class units may pay a fee to a counterparty in respect of any swap transaction or derivative instrument of up to 0.50% of the notional amount of such swap transaction or derivative instrument.  The general partner retains the balance from the brokerage charge as payment for its services to Grant Park. Bid-ask spreads on Grant Park’s forward and other non-exchange traded contracts are not included in this break-even table due to the difficulty of determining those spreads.

(4) Grant Park is responsible for ongoing operating expenses, up to an amount not to exceed 0.25% of Grant Park’s average net assets per year. This amount is used for purposes of this breakeven analysis.

(5) Grant Park’s organization and offering expenses are paid by the general partner and then reimbursed to the general partner by Grant Park. To pay this reimbursement, as of the date of this supplement, Global 3 Class units are assessed at an annual rate of 30 basis points (0.30%) of adjusted net assets, calculated and payable monthly on the basis of month-end adjusted net assets of the applicable class.

(6) Grant Park is credited with interest income received on free cash balances. The amount of interest income will vary from time to time. Interest is estimated for these purposes at a rate of 0.70% per year.

(7) Global 3 Class limited partners are prohibited from redeeming such units for three months following the subscription for units. Thereafter, Global 3 Class limited partners causing redemption of their units on or before the one-year anniversary of their subscription for the redeemed units will pay an early redemption fee of 1.5%, 1.0% or 0.5% of the net asset value of the redeemed units, depending on when the units are redeemed during the first year. For purposes of this breakeven analysis, the highest early redemption fee has been presented to approximate the effect a payment of an early redemption fee would have on a redemption of Global 3 Class units at an undetermined point during the first year of investment. Because the highest early redemption fee has been used and the other fees and expenses shown assume an investment in Grant Park for one year, the breakeven analysis does not reflect the actual amount required to “break-even” for Global 3 Class units that are redeemed prior to the one-year anniversary of the investment, which will vary depending on the date of redemption.

This supplement revises and replaces the chart included on page 19 of the Prospectus under the heading “SUMMARY—Organizational Chart” in its entirety as follows:

Investor
buys units
Grant Park Futures Fund
Classes
Dearborn Capital
Management, LLC
General Partner
Selling
Agreements
The Selling Agents
- DCM Brokers
- Additional Broker
Dealers
A#
B#
Leg 1
Leg 2
Global 1
Global 2
Global 3
Allocation to Trading Advisors
Allocation to Trading Advisors
GP 1, LLC*
GP 4, LLC*
GP 5, LLC*
GP 8, LLC*
GP 9, LLC*
GP 11, LLC*
GP 14, LLC*
GP 17, LLC*
GP 18, LLC*
GP Cash Management, LLC
Clearing and OTC Agreement with each Trading Company
Clearing and OTC Agreement with each Trading Company
The Clearing Brokers
- E D & F Man Capital
Markets Inc.
- UBS Securities, LLC
- SG Americas Securities, LLC
Over-the-counter
Counterparties
- The Clearing Brokers
and their Affiliates
- Deutsche Bank AG

Notes:
#           Classes A and B are closed to new investment.  These classes are no longer offered by the Selling Agents.
*           Grant Park invests through an individual trading company for each trading advisor.  An Advisory Agreement is entered by each trading advisor, its corresponding trading company, Dearborn Capital Management, L.L.C., as general partner, and Grant Park or a swap transaction or derivative instrument tied to the performance of such trading advisor is entered by a trading company.

RISK FACTORS

This supplement revises and updates the discussion in the Prospectus under the heading “RISK FACTORS – Market Risks” by adding the following paragraphs on page 24 immediately following the last paragraph as follows:

Swap transactions are subject to unique risks.

           Grant Park may trade in swap transactions. Unlike futures and options on futures contracts, most swap contracts currently are not traded on or cleared by an exchange or clearinghouse. The CFTC currently requires only a limited class of swap contracts (certain interest rate and credit default swaps) to be cleared and executed on an exchange or other organized trading platform. In accordance with the Dodd-Frank Act, the CFTC will determine in the future whether other classes of swap contracts will be required to be cleared and executed on an exchange or other organized trading platform.  Until such time as these transactions are cleared, Grant Park will be subject to a greater risk of counterparty default on its swaps.  Because swaps do not generally involve the delivery of underlying assets or principal, the amount payable upon default and early termination is usually calculated by reference to the current market value of the contract.  Swap dealers and major swap participants require Grant Park to deposit initial margin and variation margin as collateral to support such obligation under the swap agreement but may not themselves provide collateral for the benefit of Grant Park.  If the counterparty to such a swap ageement defaults, Grant Park would be a general unsecured creditor for any termination amounts owed by the counterparty to Grant Park as well as for any collateral deposits in excess of the amounts owed by Grant Park to the counterparty, which would result in losses to Grant Park.

           There are no limitations on daily price movements in swap transactions.  Speculative position limits are not currently applicable to swaps, but in the future may be applicable for swaps on certain commodities.  In addition, participants in swap markets are not required to make continuous markets in the swaps they trade, and determining a market value for calculation of termination amounts can lead to uncertain results.

           Swaps trading has been and is likely to continue to be subject to substantial change under the Dodd-Frank Act and related regulatory action.  Under the Dodd-Frank Act, certain commodity swaps will be required to be cleared through central clearing parties and executed on exchanges or other organized trading platforms.  Security-based swaps are subject to similar requirements.   Additional regulatory requirements will apply to all swaps, whether subject to mandatory clearing or not.  These include margin, collateral and capital requirements, reporting obligations, speculative position limits for certain swaps, and other regulatory requirements.  Swaps which are not offered for clearing by a clearinghouse will continue to be traded bi-laterally.  Such bi-lateral transactions will remain subject to many of the risks discussed in the preceding paragraphs.

           Swap counterparties may hold collateral in U.S. or non-U.S. depositories.  Non-U.S. depositories are not subject to U.S. regulation.  Grant Park’s assets held in these depositories are subject to the risk that events could occur which would hinder or prevent the availability of these funds for distribution to customers, including Grant Park.  Such events may include actions by the government of the jurisdiction in which the depository is located including expropriation, taxation, moratoria and political or diplomatic events.

Investments in a swap or other derivative instruments based on a reference program may not always replicate the performance of the relevant trading advisors’ trading program.

           Grant Park will use a total return swap with Deutsche Bank AG to invest in a customized index designed to replicate the net returns of a trading advisor’s trading program.  The swap is linked to an index comprised of shares in segregated portfolios directed by a trading advisor selected by the general partner.  It is possible that the underlying index in respect of the swap owned by a trading company may not fully track the performance of the relevant trading advisor program in respect of other accounts traded by such trading advisor.  Further, the calculation of the underlying index for such swap will include a deduction for a fee payable to the swap counterparty.  This deduction will mean that the return of such investment will be lower than would be the case if no fees were deducted.

This supplement revises and replaces the first paragraph on page 40 of the Prospectus under the heading “GRANT PARK” in its entirety as follows:

            Grant Park is a multi-advisor commodity pool organized to pool assets of investors for the purpose of trading in the U.S. and international spot and derivatives markets for currencies, interest rates, stock indices, agricultural and energy products, precious and base metals and other commodities and underliers. In trading on these markets, Grant Park may enter into: exchange-traded derivatives, such as futures contracts, options on futures contracts, security futures contracts and listed option contracts (collectively, “exchange-traded derivatives”); over-the-counter, or OTC, derivatives, such as forwards, swaps, options and structured financial products (collectively, “OTC derivatives”); and contracts on cash, or spot, commodities (collectively, “cash commodities”) (collectively, “exchange-traded derivatives,” “OTC derivatives” and “cash commodities” are referred to as “commodity interests”). Grant Park invests the assets of each class of the fund in various trading companies which (i) enter into advisory agreements with independent commodity trading advisors retained by the general partner; (ii) enter into swap transactions or derivative instruments tied to the performance of such trading advisors; and/or (iii) allocate assets to Grant Park’s cash management trading company.  Grant Park’s general partner, commodity pool operator and sponsor is Dearborn Capital Management, L.L.C., an Illinois limited liability company. The manager of Dearborn Capital Management, L.L.C. is David M. Kavanagh, its President.

THE TRADING ADVISORS

This supplement revises and replaces the first five paragraphs and the chart on pages 43 of the Prospectus under the heading “THE TRADING ADVISORS” in its entirety as follows:

As of July 1, 2015, the general partner has retained Rabar Market Research, Inc., EMC Capital Advisors, LLC, Transtrend B.V., Winton Capital Management Limited, Amplitude Capital International Limited, Lynx Asset Management AB, Quantica Capital AG, Revolution Capital Management LLC and H2O Asset Management LLP  as Grant Park’s trading advisors. The table below illustrates the trading advisors for each class of Grant Park’s outstanding limited partnership units:

	Amplitude	EMC	Lynx	Quantica	Rabar	RCM	Transtrend	Winton	H2O

Class A	X	X	X	X	X	X	X	X	X
Class B	X	X	X	X	X	X	X	X	X
Legacy 1	X	X	X	X	X	X	X	X	X
Legacy 2	X	X	X	X	X	X	X	X	X
Global 1	X	X	X	X	X	X	X	X	X
Global 2	X	X	X	X	X	X	X	X	X
Global 3	X	X	X	X	X	X	X	X	X

The trading advisors and their respective asset allocations with respect to the Legacy 1 Class and the Legacy 2 Class units are the same as with respect to the Class A and Class B units. With respect to the Class A and Class B units and the Legacy 1 Class and Legacy 2 Class, each of Rabar, EMC, Winton, Transtrend, Amplitude, Lynx, Quantica, RCM and H2O manage between 5% and 25% of Grant Park’s net assets.

For the Global 1 Class, Global 2 Class and Global 3 Class units, between 5% and 25% of Grant Park’s assets are allocated to each of Rabar, EMC, Winton, Transtrend, Amplitude, Lynx, Quantica, RCM and H2O.

The general partner may, in its sole discretion, reallocate assets among the trading advisors or enter into swap transactions related to the performance of such advisors, upon termination of a trading advisor or retention of any new trading advisors, or at the commencement of any month. Consequently, the allocation for all classes of units is subject to change.

Rabar and EMC have been trading on behalf of Grant Park since January 1989.  Winton began trading for Grant Park on August 1, 2004. Transtrend began trading on July 1, 2008. Amplitude began trading on behalf of Grant Park on February 1, 2010. Lynx began trading on behalf of Grant Park on November 1, 2012. Quantica began trading for Grant Park on February 1, 2013 and RCM began trading on behalf of Grant Park on August 1, 2014. H2O began trading for Grant Park on July 1, 2015. The general partner may, in its sole discretion, reallocate assets among the trading advisors upon termination of a trading advisor or retention of any new trading advisors, or at the commencement of any month. Consequently, the current apportionment is subject to change.

This supplement revises and replaces the first three paragraphs on page 53 of the Prospectus under the heading “THE TRADING ADVISORS—Amplitude Capital International Limited-Amplitude’s Trading Program” in their entirety as follows:

Amplitude trades its Klassik Program for Grant Park.  Between April 2010 and June 2015, Amplitude traded its Sinfonie Program for Grant Park, which was a blend of Amplitude’s Dynamic and Klassik Programs. As of July 2015, only the Klassik Program is utilized in managing assets for Grant Park. The Klassik Program began trading client accounts in September 2009.

The investment objective of the Klassik program is to achieve significant absolute returns with medium volatility, and thus consistent capital growth, by following a systematic investment process trading global futures in the energy, grains/foods, metals, currencies, equities and fixed-income sectors within a strict risk management framework. In order to meet its investment objective, the Klassik Program makes investments pursuant to a number of systematic, technical analysis-driven trading strategies that work in parallel, but on different time scales. In this way, Amplitude believes that it will be able to identify different medium-term market movements and exploit non-random effects that can be captured in the markets to achieve profitable trades. In general, the Klassik Program will incorporate a number of strategies and/or models out of which a selection will be applied to each individual market. Each market will be analyzed independently when designing the Klassik Program with the aim of seeking to minimize the risk of over-fitting past price movements. The strategy operates 53 sub-strategies on different time frames depending on market characteristics as well as execution cost and slippage implied by a market’s liquidity and position sizes. Allocations amongst sub-strategies within a particular market generally remain constant, but allocation is reviewed regularly and may change over time.

This supplement revises and updates the discussion in the Prospectus under the heading “The Trading Advisors” by adding the following paragraphs on page 58 immediately following the last paragraph under the heading “THE TRADING ADVISORS—Revolution Capital Management LLC-RCM’s Trading Program” in their entirety as follows:

H2O Asset Management LLC

H2O AM LLP (“H2O”) is a limited liability partnership established in August 2010.  H2O has been authorized and regulated by the UK Financial Conduct Authority since December 2010. It has been registered with the SEC as an investment adviser since October 2013.  The business address and telephone number of H2O are 10 Old Burlington Street, London W1S 3AG, and 44 207 92 1600.

Management

The principals of H2O are Bruno Crastes, Vincent Chailley, Jean-Noël Alba, Marc Maudhuit, and Julie Mulcahy.

Bruno Crastes is a founding partner and the CEO of H2O.  As CEO of H2O, Mr. Crastes is responsible for the company’s long- and short-term strategic decisions and acts as the main point of contact for all the communication with the Supervisory Board. Mr. Crastes is a member of the H2O Supervisory Board and Chairman of the Executive Committee.  Prior to founding H2O in August 2010 and since May 2005, Mr. Crastes was CEO for Credit Agricole Asset Management (London) – “CAAM” (now Amundi) in charge of UK, South East Asia and Australia. He was also a member of the Executive Committee of CAAM, the largest Asset Manager in Europe.  Mr. Crastes received a B.A. in Mathematics from the University of Lyons and graduated from ISFA (Institut Supérieur de Formation des Actuaries).

Vincent Chailley is a founding partner and the CIO of H2O.  As CIO, Mr. Chailley is responsible for the daily investment management decisions pertaining to both the open-ended funds and the mandates. Mr. Chailley is a member of the H2O Supervisory Board and Executive Committee. Prior to founding H2O in August 2010 and since November 2002, he was Head of Global Fixed Income and managed the global fixed income and absolute performance team of Credit Agricole Asset Management (London) “CAAM” (now Amundi), the largest Asset Manager in Europe and one of the group’s major investment centers globally.  Mr. Chailley created and developed CAAM’s global absolute return product range (the “VaR” funds) in 1999. He managed these funds personally until he left to create H2O.  Mr. Chailley is a member of the French Actuaries Institute and holds a postgraduate degree in Economics and Mathematical modeling from ENSAE Paris Tech. He also holds a Master of Science in Applied Mathematics from the University of Paris Dauphine.

Jean-Noël Alba is a founding partner and the Deputy CEO of H2O. As Deputy Chief Executive Officer, Mr. Alba is responsible for assisting the CEO in the daily management of the company. Mr. Alba is a member of the H2O Supervisory Board and Executive Committee. Prior to founding H2O in August 2010 and from June 2005, Mr. Alba was Deputy CEO and COO of Credit Agricole Asset Management (London) – “CAAM” (now Amundi) London where he was responsible for the management of the day to day operations of the company.  Mr. Alba graduated cum laude from Institut d’Etudes Politiques de Paris. He attended the Law School of Paris University.

Marc Maudhuit is a founding partner of H2O and serves as the Global Head of Client Portfolio Management.  As Global Head of Client Portfolio Management, he is responsible for all client relations. Mr. Maudhuit is a member of H2O’s Supervisory Board and Executive Committee.  Mr. Maudhuit joined H2O in August 2010. From March 1999 until July 2010, he held the position of Head of Client Services and was responsible for the management of the product specialist team and the daily interactions with existing and prospective clients of Credit Agricole Asset Management (London) – “CAAM” (now Amundi).  Mr. Maudhuit is a graduate of the Ecole des Affaires de Paris (EAP - Paris Business School). He also holds a MSFS (Master of Science in Foreign Service) from Georgetown University (Washington, D.C.).

Julie Mulcahy is a partner and Chief Operating Officer of H2O. As COO, Ms. Mulcahy is responsible for the oversight of the firm’s financials, operations, human resources, corporate secretary and administration.  She is an attendee at the Supervisory Board and a member of the Executive Committee. Prior to joining H2O in March 2011, Ms. Mulcahy served as the Chief Administration Officer at Credit Agricole Asset Management (London) – “CAAM”

(now Amundi), between January 2006 and December 2010.  There she was responsible for the company’s Corporate and Administrative operations which included Finance, HR, IT and Corporate Secretarial. She was on sabbatical between January 2011 and February 2011, prior to joining H2O in March 2011.

Shareholder

In 2010, H2O entered into a partnership with Natixis Asset Management (“NAM”). NAM holds 50.01% of the shares with H2O’s partners being allotted the remaining 49.99%. NAM is a European financial services group and is owned by BPCE, a French banking group.

H2O’s Trading Program

H2O utilizes the Force 10 Program in managing assets for Grant Park.

H2O Force 10 is a global macro discretionary strategy started in March 2011. It trades listed futures and FX on 3 asset classes: bonds, equities and foreign exchange. The investment philosophy is based on the conviction that value diversification is the most stable and robust source of performance over time. To generate alpha, the monitoring of asset class correlation as a key input for portfolio construction mitigates market volatility and produces a significant diversification benefit. The investment methodology relies on a top down long/short risk allocation (as opposed to a standard asset allocation) in order to efficiently balance the portfolio. The process is based on a team approach using all investment professionals as a source of input and idea. Targeted volatility is roughly 10% to 15%.  There are two books in the portfolio: Long-term strategies (6 months to 2 years), which represents around 75% of risk allocation; and short-term trading strategies (intra-day up to 1 week), which represents around 25% of the risk allocation.

This supplement revises and updates the discussion in the Prospectus under the heading “THE TRADING ADVISORS – Trading Policies of Grant Park” by adding the following paragraphs on page 59 immediately following the last paragraph as follows:

Swap Transactions

           In addition to the allocations to the trading advisors, through their respective trading companies, certain trading companies of Grant Park will strategically allocate a portion or all of their assets to total return swaps and other derivative contracts and instruments selected at the direction of the general partner.  A swap is a bilaterally-negotiated agreement between two parties to exchange cash flows based upon an asset, rate or some other reference index.  In a typical swap, two parties agree to exchange the returns (or differentials in rates of return) earned or realized on one or more particular predetermined investments or instruments.  The gross returns to be exchanged or “swapped” between the parties are calculated with respect to a “notional amount” (i.e., the amount or value of the underlying asset used in computing the particular interest rate, return, or other amount to be exchanged) in a particular investment, or in a “basket” of commodities or other investments representing a particular index.

Swap Transaction Counterparties

           The general partner follows a procedure in selecting financial institutions which the general partner, in its opinion, considers to be reputable, reliable, financially responsible and well established, to act as swap counterparties. The general partner selects swap counterparties on the basis of the quantitative and qualitative selection criteria established by the general partner from time to time in its sole discretion.

           Neither Grant Park nor any trading company is sponsored, endorsed, sold or promoted by any existing or future swap counterparty.  In addition, no swap counterparty acts or will act as a trading advisor to Grant Park. This supplement has not been reviewed or approved by any existing or prospective swap counterparty.

Swap Transaction Documentation and Swap Transaction Risks

The documentation for each swap transaction will be based upon the standard form ISDA 2002 Master Agreement and Credit Support Annex, with mutually agreed upon changes.   A trading company which invests in swaps may pledge a portion of its assets to the swap counterparty as margin to secure the trading company’s obligations under the swap.  The swap counterparty will have the right to deal with the pledged funds in any manner it chooses subject only to such trading company’s right of repayment upon, among other things, fulfillment of all of its obligations under the swap.  The pledged funds may, but are not guaranteed to, bear interest.  Each swap generally will have a termination date of no more than five years from the date the swap is entered into, or the termination date.  Upon the termination date, the trading company which has invested may enter into a new swap.  Each swap may be terminated by the swap counterparty prior to the termination date in certain circumstances, including (i) a failure of the trading company to pay under any swap (including a failure to pay margin) or certain other breaches on the part of such trading company, (ii) the occurrence of certain events of bankruptcy, insolvency or dissolution in relation to such trading company or (iii) changes to applicable law which have the effect of subjecting the swap counterparty to material loss due to the characterization of any payments under the swap, or of imposing or adversely modifying any material reserve, special deposit or similar requirement against assets or hedges incidental to the swap, or materially adversely affecting the amount of capital or increasing the amount of regulatory capital required in connection with the swap.  Payment upon the early termination of a swap in the event of a default by a trading company or upon an early termination event affecting a trading company could result in significant losses to the trading company.

           Each trading company which enters into a swap faces the risk of non-performance by a swap counterparty.  Counterparties to swaps are generally a single bank or other financial institution rather than a clearing organization backed by a group of financial institutions. As a result, swap counterparty credit risk exists and a counterparty default may result in significant losses.

PERFORMANCE INFORMATION

This supplement revises and replaces the table on page 60 of the Prospectus captioned “PERFORMANCE OF GRANT PARK—CLASS A UNITS” in its entirety as follows:

PERFORMANCE OF GRANT PARK - CLASS A UNITS
(Unaudited)

Past performance of Grant Park’s Class A units for the last five full calendar years and the first four months of 2015 is presented below. The past performance record of Grant Park’s Class A units since inception January 1989 appears in Part Two: Statement of Additional Information.

While the performance record set forth in the table below has not been independently audited, the General Partner believes that the information presented is accurate.  All performance information is shown net of fees and expenses.

Name	Grant Park Futures Fund Limited Partnership (Class A units)
Type	Privately offered (through February 2003); Publicly offered beginning June 30, 2003; Multi-advisor
Inception of Trading	January 1989
Aggregate Gross Subscriptions at 04/30/2015	$147,153,661
Net Asset Value at 04/30/2015	$15,204,301
Worst Monthly Percentage Draw-Down (Since January 2010)(1)	-7.95% 01/10
Worst Peak-to-Valley Draw-Down (Since January 2010)(2)	-30.27% (12/08 - 03/14)

			Rate of Return(3)
	2015	2014	2013	2012	2011	2010

January	2.82%	-4.77%	1.47%	0.00%	-0.52%	-7.95%
February	-0.26%	1.19%	-2.86%	0.80%	2.26%	0.63%
March	0.36%	-2.85%	1.22%	-2.21%	-2.48%	4.08%
April	-4.01%	0.12%	1.01%	0.00%	3.79%	1.80%
May		0.94%	-2.83%	6.19%	-6.93%	-3.83%
June		0.56%	-3.12%	-4.88%	-3.79%	-0.21%
July		-0.89%	-0.24%	3.56%	3.02%	-1.66%
August		4.22%	-2.22%	-1.30%	-1.81%	2.77%
September		2.23%	-0.87%	-2.13%	-1.64%	3.24%
October		0.57%	1.63%	-5.64%	-4.51%	4.33%
November		4.92%	2.24%	-0.63%	-0.57%	-2.58%
December		0.63%	0.89%	0.52%	-0.05%	4.57%
Year	-1.20%	6.66%	-3.84%	-6.13%	-12.95%	4.45%
	(4 months)

(1) Worst Monthly Percentage Draw-Down is the largest monthly loss experienced by Grant Park in any calendar month expressed as a percentage of total equity in Grant Park and includes the month and year of that draw-down.

(2) Worst Peak-to-Valley Draw-Down is the greatest cumulative percentage decline in month-end net asset value of Grant Park due to losses sustained by Grant Park during a period in which the initial month-end net asset value of Grant Park is not equaled or exceeded by a subsequent month-end net asset value of Grant Park and includes the time period in which the draw-down occurred.

(3) The monthly rate of return is computed by dividing monthly performance by beginning monthly equity plus additions less redemptions. The monthly rates are then compounded to arrive at the annual rate of return.

PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS

This supplement revises and replaces the table on page 61 of the Prospectus captioned “PERFORMANCE OF GRANT PARK—CLASS B UNITS” in its entirety as follows:

PERFORMANCE OF GRANT PARK - CLASS B UNITS
(Unaudited)

Past performance of Grant Park’s Class B units for the last five full calendar years and the first four months of 2015 is presented below. The past performance record of Grant Park’s Class A units since inception January 1989 appears in Part Two: Statement of Additional Information.

While the performance record set forth in the table below has not been independently audited, the General Partner believes that the information presented is accurate. All performance information is shown net of fees and expenses.

Name	Grant Park Futures Fund Limited Partnership (Class B units)
Type	Privately offered (through February 2003); Publicly offered beginning June 30, 2003; Multi-advisor
Inception of Trading	August 2003
Aggregate Gross Subscriptions at 04/30/2015	$872,734,726
Net Asset Value at 04/30/2015	$154,019,021
Worst Monthly Percentage Draw-Down (Since January 2010)(1)	-8.00% 01/10
Worst Peak-to-Valley Draw-Down (Since January 2010)(2)	-32.62% (12/08 - 03/14)

	Rate of Return(3)
	2015	2014	2013	2012	2011	2010

January	2.77%	-4.83%	1.42%	-0.06%	-0.58%	-8.00%
February	-0.31%	1.14%	-2.91%	0.75%	2.20%	0.57%
March	0.31%	-2.91%	1.17%	-2.27%	-2.53%	4.03%
April	-4.07%	0.06%	0.96%	-0.05%	3.74%	1.74%
May		0.89%	-2.88%	6.13%	-6.98%	-3.88%
June		0.53%	-3.18%	-4.93%	-3.84%	-0.27%
July		-0.95%	-0.30%	3.51%	2.96%	-1.71%
August		4.20%	-2.28%	-1.36%	-1.86%	2.71%
September		2.19%	-0.93%	-2.19%	-1.69%	3.21%
October		0.52%	1.58%	-5.69%	-4.57%	4.27%
November		4.87%	2.19%	-0.68%	-0.62%	-2.63%
December		0.58%	0.84%	0.46%	-0.11%	4.52%
Year	-1.41%	6.07%	-4.44%	-6.74%	-13.52%	3.80%
	(4 months)

(1) Worst Monthly Percentage Draw-Down is the largest monthly loss experienced by Grant Park in any calendar month expressed as a percentage of total equity in Grant Park and includes the month and year of that draw-down.

(2) Worst Peak-to-Valley Draw-Down is the greatest cumulative percentage decline in month-end net asset value of Grant Park due to losses sustained by Grant Park during a period in which the initial month-end net asset value of Grant Park is not equaled or exceeded by a subsequent month-end net asset value of Grant Park and includes the time period in which the draw-down occurred.

(3) The monthly rate of return is computed by dividing monthly performance by beginning monthly equity plus additions less redemptions. The monthly rates are then compounded to arrive at the annual rate of return.

PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS

This supplement revises and replaces the table on page 62 of the Prospectus captioned “PERFORMANCE OF GRANT PARK—LEGACY 1 UNITS” in its entirety as follows:

PERFORMANCE OF GRANT PARK - Legacy 1 Units
(Unaudited)

Past performance of Grant Park’s Legacy 1 units for the last five full calendar years and the first four months of 2015 is presented below. While the performance record set forth in the table below has not been independently audited, the general partner believes that the information presented is accurate. All performance information is shown net of fees and expenses.

Name	Grant Park Futures Fund Limited Partnership (Legacy 1 Class)
Type	Public; Multi-advisor
Inception of Trading	April 2009
Aggregate Gross Subscriptions at 04/30/2015	$8,338,177
Net Asset Value at 04/30/2015	$2,586,781
Worst Monthly Percentage Draw-Down (Since April 2009)(1)	-7.77% 01/10
Worst Peak-to-Valley Draw-Down (Since April 2009)(2)	-23.67% (04/11 - 03/14)

	Rate of Return(3)
	2015	2014	2013	2012	2011	2010

January	2.91%	-4.59%	1.66%	0.18%	-0.35%	-7.77%
February	-0.04%	1.39%	-2.68%	1.00%	2.37%	0.82%
March	0.52%	-2.66%	1.40%	-2.03%	-2.21%	4.15%
April	-3.81%	0.31%	1.19%	0.18%	3.84%	1.77%
May		1.08%	-2.66%	6.24%	-6.63%	-3.53%
June		0.72%	-2.91%	-4.57%	-3.62%	-0.03%
July		-0.70%	-0.05%	3.73%	3.23%	-1.50%
August		4.33%	-2.04%	-1.10%	-1.62%	2.86%
September		2.35%	-0.68%	-1.93%	-1.47%	3.24%
October		0.75%	1.79%	-5.45%	-4.34%	4.35%
November		5.00%	2.36%	-0.44%	-0.40%	-2.32%
December		0.73%	1.06%	0.71%	0.14%	4.67%
Year	-0.52%	8.64%	-1.75%	-3.96%	-11.00%	6.09%
	(4 months)

(1) Worst Monthly Percentage Draw-Down is the largest monthly loss experienced by Grant Park in any calendar month expressed as a percentage of total equity in Grant Park and includes the month and year of that draw-down.

(2) Worst Peak-to-Valley Draw-Down is the greatest cumulative percentage decline in month-end net asset value of Grant Park due to losses sustained by Grant Park during a period in which the initial month-end net asset value of Grant Park is not equaled or exceeded by a subsequent month-end net asset value of

Grant Park and includes the time period in which the draw-down occurred.

(3) The monthly rate of return is computed by dividing monthly performance by beginning monthly equity plus additions less redemptions. The monthly rates are then compounded to arrive at the annual rate of return.

PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS

This supplement revises and replaces the table on page 63 of the Prospectus captioned “PERFORMANCE OF GRANT PARK—LEGACY 2 UNITS” in its entirety as follows:

PERFORMANCE OF GRANT PARK - Legacy 2 Units
(Unaudited)

Past performance of Grant Park’s Legacy 2 units for the last five full calendar years and the first four months of 2015 is presented below. While the performance record set forth in the table below has not been independently audited, the general partner believes that the information presented is accurate. All performance information is shown net of fees and expenses.

Name	Grant Park Futures Fund Limited Partnership (Legacy 2 Class)
Type	Public; Multi-advisor
Inception of Trading	April 2009
Aggregate Gross Subscriptions at 04/30/2015	$20,681,409
Net Asset Value at 04/30/2015	$794,192
Worst Monthly Percentage Draw-Down (Since April 2009)(1)	-7.79% 01/10
Worst Peak-to-Valley Draw-Down (Since April 2009)(2)	-24.38% (04/11 - 03/14)

	Rate of Return(3)
	2015	2014	2013	2012	2011	2010

January	2.89%	-4.61%	1.64%	0.17%	-0.37%	-7.79%
February	-0.06%	1.37%	-2.70%	0.98%	2.33%	0.80%
March	0.50%	-2.68%	1.39%	-2.04%	-2.22%	4.13%
April	-3.83%	0.29%	1.17%	0.16%	3.77%	1.72%
May		1.07%	-2.67%	6.16%	-6.63%	-3.53%
June		0.70%	-2.93%	-4.60%	-3.66%	-0.05%
July		-0.72%	-0.07%	3.71%	3.18%	-1.52%
August		4.34%	-2.06%	-1.12%	-1.69%	2.82%
September		2.39%	-0.70%	-1.94%	-1.57%	3.20%
October		0.75%	1.78%	-5.47%	-4.40%	4.31%

November		5.03%	2.36%	-0.46%	-0.42%	-2.34%
December		0.71%	1.04%	0.69%	0.12%	4.62%
Year	-0.60%	8.55%	-1.95%	-4.26%	-11.45%	5.73%
	(4 months)

(1) Worst Monthly Percentage Draw-Down is the largest monthly loss experienced by Grant Park in any calendar month expressed as a percentage of total equity in Grant Park and includes the month and year of that draw-down.

(2) Worst Peak-to-Valley Draw-Down is the greatest cumulative percentage decline in month-end net asset value of Grant Park due to losses sustained by Grant Park during a period in which the initial month-end net asset value of Grant Park is not equaled or exceeded by a subsequent month-end net asset value of Grant Park and includes the time period in which the draw-down occurred.

(3) The monthly rate of return is computed by dividing monthly performance by beginning monthly equity plus additions less redemptions. The monthly rates are then compounded to arrive at the annual rate of return.

PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS

This supplement revises and replaces the table on page 64 of the Prospectus captioned “PERFORMANCE OF GRANT PARK—GLOBAL 1 UNITS” in its entirety as follows:

PERFORMANCE OF GRANT PARK - Global 1 Units
(Unaudited)

Past performance of Grant Park’s Global 1 units for the last five full calendar years and the first four months of 2015 is presented below. While the performance record set forth in the table below has not been independently audited, the general partner believes that the information presented is accurate. All performance information is shown net of fees and expenses.

Name	Grant Park Futures Fund Limited Partnership (Global 1 Class)
Type	Public; Multi-advisor
Inception of Trading	April 2009
Aggregate Gross Subscriptions at 04/30/2015	$37,723,107
Net Asset Value at 04/30/2015	$18,879,748
Worst Monthly Percentage Draw-Down (Since April 2009)(1)	-7.80% 01/10
Worst Peak-to-Valley Draw-Down (Since April 2009)(2)	-22.68% (05/09 - 03/14)

			Rate of Return(3)
	2015	2014	2013	2012	2011	2010

January	2.98%	-4.59%	1.69%	0.39%	-0.74%	-7.80%
February	0.01%	1.40%	-2.63%	0.96%	2.00%	0.71%
March	0.56%	-2.64%	1.47%	-1.97%	-1.85%	3.65%
April	-3.84%	0.36%	1.22%	0.27%	2.92%	1.52%
May		1.15%	-2.61%	6.32%	-6.49%	-2.21%
June		0.76%	-2.83%	-4.59%	-3.33%	0.29%
July		-0.66%	-0.00%	3.85%	3.09%	-2.51%
August		4.27%	-2.00%	-1.15%	-1.25%	2.71%
September		2.39%	-0.63%	-1.85%	-1.34%	1.97%
October		0.80%	1.77%	-5.36%	-4.01%	3.70%
November		5.31%	2.37%	-0.43%	-0.39%	-2.13%
December		0.81%	1.16%	0.77%	0.06%	3.59%
Year	-0.41%	9.34%	-1.22%	-3.30%	-11.18%	2.88%
	(4 months)

(1) Worst Monthly Percentage Draw-Down is the largest monthly loss experienced by Grant Park in any calendar month expressed as a percentage of total equity in Grant Park and includes the month and year of that draw-down.

(2) Worst Peak-to-Valley Draw-Down is the greatest cumulative percentage decline in month-end net asset value of Grant Park due to losses sustained by Grant Park during a period in which the initial month-end net asset value of Grant Park is not equaled or exceeded by a subsequent month-end net asset value of Grant Park and includes the time period in which the draw-down occurred.

(3) The monthly rate of return is computed by dividing monthly performance by beginning monthly equity plus additions less redemptions. The monthly rates are then compounded to arrive at the annual rate of return.

PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS

This supplement revises and replaces the table on page 65 of the Prospectus captioned “PERFORMANCE OF GRANT PARK—GLOBAL 2 UNITS” in its entirety as follows:

PERFORMANCE OF GRANT PARK - Global 2 Units
(Unaudited)

Past performance of Grant Park’s Global 2 units for the last five full calendar years and the first four months of 2015 is presented below. While the performance record set forth in the table below has not been independently audited, the general partner believes that the information presented is accurate. All performance information is shown net of fees and expenses.

Name	Grant Park Futures Fund Limited Partnership (Global 2 Class)
Type	Public; Multi-advisor
Inception of Trading	April 2009
Aggregate Gross Subscriptions at 04/30/2015	$41,382,636
Net Asset Value at 04/30/2015	$5,724,840
Worst Monthly Percentage Draw-Down (Since April 2009)(1)	-7.82% 01/10

Worst Peak-to-Valley Draw-Down (Since April 2009)(2)	-23.76% (5/09 - 03/14)

	Rate of Return(3)
	2015	2014	2013	2012	2011	2010

January	2.96%	-4.61%	1.67%	0.37%	-0.76%	-7.82%
February	-0.01%	1.37%	-2.65%	0.94%	1.99%	0.69%
March	0.55%	-2.66%	1.45%	-1.99%	-1.89%	3.56%
April	-3.83%	0.34%	1.20%	0.25%	2.91%	1.50%
May		1.13%	-2.63%	6.27%	-6.53%	-2.24%
June		0.74%	-2.85%	-4.59%	-3.36%	0.29%
July		-0.68%	-0.02%	3.80%	3.07%	-2.53%
August		4.28%	-2.02%	-1.16%	-1.28%	2.70%
September		2.37%	-0.65%	-1.85%	-1.36%	1.94%
October		0.79%	1.75%	-5.38%	-4.03%	3.68%
November		5.32%	2.36%	-0.45%	-0.41%	-2.15%
December		0.79%	1.14%	0.75%	0.04%	3.56%
Year	-0.46%	9.14%	-1.44%	-3.55%	-11.43%	2.56%
	(4 months)

(1) Worst Monthly Percentage Draw-Down is the largest monthly loss experienced by Grant Park in any calendar month expressed as a percentage of total equity in Grant Park and includes the month and year of that draw-down.

(2) Worst Peak-to-Valley Draw-Down is the greatest cumulative percentage decline in month-end net asset value of Grant Park due to losses sustained by Grant Park during a period in which the initial month-end net asset value of Grant Park is not equaled or exceeded by a subsequent month-end net asset value of Grant Park and includes the time period in which the draw-down occurred.

(3) The monthly rate of return is computed by dividing monthly performance by beginning monthly equity plus additions less redemptions. The monthly rates are then compounded to arrive at the annual rate of return.

PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULT

This supplement revises and replaces the table on page 66 of the Prospectus captioned “PERFORMANCE OF GRANT PARK—GLOBAL 3 UNITS” in its entirety as follows:

PERFORMANCE OF GRANT PARK - Global 3 Units
(Unaudited)

Past performance of Grant Park’s Global 3 units for the last five full calendar years and the first four months of 2015 is presented below. While the performance record set forth in the table below has not been independently audited, the general partner believes that the information presented is accurate. All performance information is shown net of fees and expenses.

Name	Grant Park Futures Fund Limited Partnership (Global 3 Class)
Type	Public; Multi-advisor
Inception of Trading	April 2009
Aggregate Gross Subscriptions at 04/30/2015	$349,875,199
Net Asset Value at 04/30/2015	$82,642,524
Worst Monthly Percentage Draw-Down (Since April 2009)(1)	-7.95% 01/10
Worst Peak-to-Valley Draw-Down (Since April 2009)(2)	-30.07% (05/09 - 03/14)

	Rate of Return(3)
	2015	2014	2013	2012	2011	2010

January	2.83%	-4.75%	1.53%	0.22%	-0.91%	-7.95%
February	-0.14%	1.23%	-2.79%	0.79%	1.76%	0.54%
March	0.42%	-2.81%	1.30%	-2.13%	-2.01%	3.40%
April	-3.99%	0.20%	1.06%	0.10%	2.75%	1.33%
May		1.00%	-2.76%	6.16%	-6.67%	-2.38%
June		0.60%	-3.01%	-4.73%	-3.50%	0.10%
July		-0.82%	-0.17%	3.66%	2.92%	-2.67%
August		4.19%	-2.17%	-1.31%	-1.43%	2.54%
September		2.25%	-0.79%	-2.00%	-1.52%	1.79%
October		0.65%	1.64%	-5.52%	-4.17%	3.51%
November		5.24%	2.25%	-0.60%	-0.56%	-2.28%
December		0.66%	1.01%	0.60%	-0.11%	3.40%
Year	-1.00%	7.46%	-3.06%	-5.19%	-13.05%	0.68%
	(4 months)

(1) Worst Monthly Percentage Draw-Down is the largest monthly loss experienced by Grant Park in any calendar month expressed as a percentage of total equity in Grant Park and includes the month and year of that draw-down.

(2) Worst Peak-to-Valley Draw-Down is the greatest cumulative percentage decline in month-end net asset value of Grant Park due to losses sustained by Grant Park during a period in which the initial month-end net asset value of Grant Park is not equaled or exceeded by a subsequent month-end net asset value of Grant Park and includes the time period in which the draw-down occurred.

(3) The monthly rate of return is computed by dividing monthly performance by beginning monthly equity plus additions less redemptions. The monthly rates are then compounded to arrive at the annual rate of return.

PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

This supplement revises and replaces the first and fourth paragraphs on page 67 of the Prospectus under the heading “MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS—Organization of Grant Park” in their entirety as follows:

Grant Park invests through different commodity trading advisors retained by the general partner. However, instead of each trading advisor maintaining a separate account in the name of Grant Park, the assets of Grant Park are invested in various trading companies, each of which is organized as a limited liability company. Each trading company allocates those assets to one of the commodity trading advisors or to swap transactions or derivative instruments tied to the performance of such trading advisors retained or selected by the general partner.

Grant Park invests through the trading companies each of which enters either into an advisory agreement with one of the independent commodity trading advisors retained by the general partner or into swap transactions or derivative instruments tied to the performance of such trading advisors.  Rabar, EMC, Winton, Transtrend, Amplitude, Lynx, Quantica, RCM and H2O serve as Grant Park’s commodity trading advisors. Each of the trading advisors that has a direct investment is registered as a commodity trading advisor under the Commodity Exchange Act and is a member of the NFA. EMC Capital Advisors LLC is an Illinois limited liability company formed in August 2013. From January 1989 until September 2013, EMC Capital Management, Inc. was allocated and traded a portion of Grant Park’s assets. On October 1, 2013, EMC Capital Management, Inc. assigned its obligations, rights and interests to EMC Capital Advisors LLC, including the trading agreement under which EMC Capital Management, Inc. had previously traded on behalf of Grant Park. The general partner allocates between 5% to 25% of Grant Park’s net assets through the respective trading companies among Rabar, EMC, Winton, Transtrend, Amplitude, Lynx, Quantica, RCM and H2O. No more than 25% of Grant Park’s assets are allocated to any one trading company and, in turn, any one trading advisor and/or swap transaction related to the performance of such advisor. The general partner may terminate or replace the trading advisors and/or enter into swap transactions related to the performance of such advisors or retain additional trading advisors in its sole discretion.

THE CLEARING BROKERS

This supplement revises and replaces the first paragraph on page 80 of the Prospectus under the heading “THE CLEARING BROKERS”, and deletes nine paragraphs on pages 80-82 under the heading “THE CLEARING BROKERS—Jefferies LLC”in its entirety.

SG Americas Securities, LLC, UBS Securities LLC, and E D & F Man Capital Markets Inc., serve as Grant Park’s clearing brokers. The following descriptions for each clearing broker provide background information and information regarding material legal proceedings involving the clearing broker.

FEES AND EXPENSES

This supplement revises and replaces the second paragraph on page 90 of the Prospectus under the heading “FEES AND EXPENSES—Fees and Expenses Paid by Grant Park—Brokerage Charge” in its entirety as follows:

The general partner pays from the brokerage charge all clearing, execution and give-up, floor brokerage, exchange and NFA fees, any other transaction costs, selling agent compensation and consulting fees to the trading advisors.  Transaction costs are taken into account in determining the net amount Grant Park receives or pays in connection with swap transactions or derivative instruments, but such costs or fees are not directly charged to Grant Park or any of its trading companies.  The general partner will reduce (but not below zero) the brokerage charge by the amount of such costs and fees.  The payments to the clearing brokers are based upon a specified amount per round-turn for each commodity interest transaction executed on behalf of Grant Park. The amounts paid to selling agents, trading advisors or others may be based upon a specified percentage of Grant Park’s net asset value or round-turn transactions. A round-turn is both the purchase and sale of a futures contract. The balance of the brokerage charge not paid out to other parties is retained by the general partner as payment for its services to Grant Park. The amount retained by the general partner varies based on allocations to the trading advisors and has ranged from approximately 1.20% to 3.24% in the past.

This supplement revises and replaces the first paragraph on page 91 of the Prospectus under the heading “FEES AND EXPENSES—Fees and Expenses Paid by Grant Park—Incentive Fees” in its entirety as follows:

Grant Park pays each trading advisor a quarterly or semi-annual incentive fee based on any new trading profits achieved on the trading advisor’s allocated net assets at the end of each calendar period. Generally, new trading profits means the net increase in trading profits, realized and unrealized, experienced by the trading advisor on its allocated net assets from the most recent prior period in which an incentive fee was paid to the trading advisor, or if an incentive fee has yet to be paid to that trading advisor, the trading advisor’s initial allocation of net assets.  An incentive fee embedded in a swap transaction or derivative instrument is taken into account in determining any net amount Grant Park receives in connection with such swap transaction or derivative instrument.  Grant Park is not charged such fee directly.  As of the date of this supplement, the incentive fee embedded in one swap in which Grant Park beneficially participates is 20% of trading profits earned by the relevant reference program.  Currently, the incentive fees payable to each of Grant Park’s trading advisors that are allocated 10% or more of Grant Park’s assets are as follows:  22.5% to EMC, 23% to Lynx, 20% to Quantica, 20% to Rabar, 20% to RCM and 20% to Winton. Grant Park pays directly or indirectly through swap transactions incentive fees ranging between 20% and 24.5% to Amplitude, H2O and Transtrend.

This supplement revises and replaces the first paragraph on page 96 of the Prospectus under the heading “FEES AND EXPENSES—Fees and Expenses Paid by the General Partner—Trading Advisor Consulting Fees” in its entirety as follows:

Each trading advisor receives a consulting fee, payable by the general partner out of the brokerage charge Grant Park pays the general partner, ranging from 0% to 2% per year, computed and accrued monthly on the basis of the trading advisor’s allocated net assets either at the beginning of the month or at month-end and paid, depending on the trading advisor, either monthly or quarterly.  Consulting fees are taken into account by the swap counterparty in determining the net amount Grant Park receives or pays in connection with swap transactions or derivative instruments, but such costs or fees are not directly charged to Grant Park or any of its trading companies.  The general partner will reduce (but not below zero) the brokerage charge by the amount of such costs and fees. The embedded consulting fee is accrued on the relevant notional amount of the swap. As of July 1, 2015, the consulting fees payable to each of Grant Park’s trading advisors that are allocated 10% or more of Grant Park’s assets are as follows:  1.5% to EMC, 0.5% to Lynx, 1% to Quantica, 2% for Legacy Class units to Rabar, 0% for Global Class units to Rabar, 1% to RMC and 1% to Winton.  Grant Park pays directly or indirectly through swap transactions consulting fees of 1% to each of Amplitude, H2O and Transtrend.

POTENTIAL ADVANTAGES OF INVESTMENT

This supplement revises and replaces the first paragraph on page 192 of the Prospectus under the heading “POTENTIAL ADVANTAGES OF INVESTMENT—Professional Trading” in its entirety as follows:

As of July 1, 2015, Grant Park’s trading decisions are made by Rabar Market Research, Inc., EMC Capital Advisors, LLC, Winton Capital Management Limited, Transtrend B.V., Amplitude Capital International Limited, Lynx Asset Management AB, Quantica Capital AG, Revolution Capital Management LLC and H2O Asset Management LLP.

Proceeds from investments in the offered units are traded through proprietary trading programs of the trading advisors or through swap transactions based on reference programs of such advisors.

SUPPLEMENTAL PERFORMANCE INFORMATION

This supplement revises and replaces the chart on page 215 of the Prospectus titled, “SUPPLEMENTAL PERFORMANCE INFORMATION—Trading Advisor Overview” as follows:

SUPPLEMENTAL PERFORMANCE INFORMATION

Trading Advisor Overview
January 31, 2015

*5 year period= 2/2010 to 1/2015 or since inception for shorter track records.
**From 1/1989 to 9/2013, EMC Capital Management, Inc. was allocated and traded a portion of Grant
Park’s assets. On October 1, 2013, EMC Capital Management, Inc. assigned its obligations, rights and interests to EMC Capital Advisors, LLC., including the trading agreement under which EMC Capital
Management, Inc. had previously traded on behalf of Grant Park.
ALL PERFORMANCE REPORTED IS NET OF FEES AND EXPENSES.
PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.